Exhibit 99.1

Wisconsin Power and Light Company
An Alliant Energy Company

Corporate Headquarters 4902 North Biltmore Lane
Madison, WI 53718-2148

News Release

FOR IMMEDIATE RELEASE	Media Contact: Scott Reigstad (608) 458-3145
Investor Relations: Susan Gille (608) 458-3956

Wisconsin Power and Light Company Prices Debt Offering

$350 million in debentures will be due in 2029

Madison, Wisconsin –June 17, 2019 – Wisconsin Power and Light Company (“WPL”), a wholly owned subsidiary of Alliant Energy Corporation (NASDAQ: LNT), announced the pricing of its public offering of $350 million aggregate principal amount of 3.000% debentures. The debentures will be due on July 1, 2029. WPL intends to use the proceeds from this offering to reduce commercial paper and any remaining net proceeds would be used to refinance the $250 million aggregate principal amount of its 5% debentures maturing in July 2019. The closing of the offering is expected to occur on June 24, 2019, subject to customary closing conditions.

The offering was marketed through a group of underwriters consisting of Barclays, Mizuho Securities, MUFG, and Wells Fargo Securities, LLC as joint book-running managers, and KeyBanc Capital Markets, US Bancorp, and The Williams Capital Group, L.P.as co-managers.

The offering is being made only by means of a prospectus supplement and accompanying prospectus which are part of a shelf registration statement WPL filed with the Securities and Exchange Commission (the “Commission”). Copies may be obtained from Barclays by calling toll free at +1 (888) 603-5847, from Mizuho Securities by calling toll free at +1 (866) 271-7403, from MUFG by calling toll free at +1 (877) 649-6848, and from Wells Fargo Securities, LLC by calling toll free at +1 (800) 645-3751. Electronic copies of these documents will be available from the Commission’s website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Alliant Energy

Alliant Energy Corporation’s Wisconsin utility subsidiary, Wisconsin Power and Light Company (WPL), utilizes the trade name of Alliant Energy (NASDAQ:LNT). The Wisconsin utility is based in Madison, Wisconsin.

Forward-Looking Statements

This press release includes forward-looking statements. These statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks related to the proposed offering, the anticipated use of proceeds from the sale of the debentures and other risks outlined in WPL’s public filings with the Commission, including WPL’s most recent annual report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. All information provided in this news release speaks as of the date hereof. Except as otherwise required by law, WPL undertakes no obligation to update or revise its forward-looking statements.